Exhibit 3.1

Amendment No. 4 to Amended and Restated Bylaws

Section 2.8 of the Amended and Restated Bylaws of Actuate Corporation is hereby amended and restated in its entirety as follows:

“2.8 At any meeting of stockholders, the holders of a majority in number of the total outstanding shares of stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum of the stockholders for all purposes, unless the representation of a different number of shares shall be required by law, by the certificate of incorporation or by these bylaws, in which case the representation of the number of shares so required shall constitute a quorum.

When a quorum is present at any meeting, any matter to be voted upon by the stockholders at such meeting other than the election of directors shall be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the shares of that class present in person or represented by proxy and entitled to vote on such matter), except when a different vote is required by law, the certificate of incorporation or these bylaws. When a quorum is present at any meeting, each director shall be elected by the vote of a majority of the votes cast with respect to that director, provided that if, as of a date that is ten (10) days in advance of the date on which the Corporation files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast by the stockholders entitled to vote at the election. For purposes of this Section 2.8, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election). If an incumbent director then serving on the Board of Directors does not receive the required majority, the director shall promptly tender his or her resignation to the Board of Directors. Within ninety (90) days after the date of the certification of the election results, the Corporate Governance/Nominating Committee or other committee that may be designated by the Board of Directors will make a recommendation to the Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account such committee’s recommendation. The director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance/Nominating Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, the Board of Directors shall publicly disclose its decision regarding the tendered resignation and the rationale behind the decision. If a director’s resignation is accepted by the Board of Directors pursuant to this Section 2.8, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Article III, Section 3.2 of these bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Article III, Section 3.1 of these bylaws.”

The Amended and Restated Bylaws of Actuate Corporation is hereby amended by inserting Article IX as follows:

“ARTICLE IX

FORUM FOR CERTAIN ACTIONS

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s personal jurisdiction over the indispensable parties named as defendants.”